Exhibit 99.2

BHLB Annual Shareholders Meeting May 5, 2016 Life is exciting. Let us help.

Forward Looking Statements. This document contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements include statements about anticipated financial results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may.“ There are several factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC's website at www.sec.gov. Berkshire does not undertake any obligation to update forward-looking statements made in this document. NON-GAAP FINANCIAL MEASURES. This presentation references non-GAAP financial measures incorporating tangible equity and related measures, and core earnings excluding merger and other non-recurring costs. These measures are commonly used by investors in evaluating business combinations and financial condition. GAAP earnings are lower than core earnings primarily due to non-recurring merger and systems conversion related expenses. www.berkshirebank.com. Reconciliations are in earnings releases at Life is exciting. Let us help.

Who We Are • • • • • • Assets: $7.8 billion Loans: $5.7 billion Revenue: $268 million Deposits: $5.6 billion AUM: $1.5 billion Branches: 93 plus lending offices Footprint: New England • • • • and New York Shareholders’ Equity: $887 million Market Capitalization: $902 million NYSE: BHLB Life is exciting. Let us help.

2015 Accomplishments Closed and integrated Hampden Bancorp, Inc. Announced, closed and integrated Firestone Financial Corp., a commercial specialty lending company Announced agreement to acquire 44 Business Capital, a market leading provider and facilitator of SBA guaranteed loans Consolidated 7 branches while maintaining important relationships and deposits Recruited new talent in commercial lending, private banking, wealth management, business banking and insurance Strengthened leadership team through reorganization Invested in our communities 40,000+ hours of volunteer service $1.8 million in community grants through our foundation Military and Veterans’ personal and business services commitment Life is exciting. Let us help.

2015 Financial Highlights • Core EPS - $2.09; GAAP EPS - $1.73 – 16% core EPS growth – 13% core revenue growth Double digit loan and deposit growth – 22% total loan growth: 29% commercial loan growth – 20% total deposit growth Efficiency ratio – 61.3% Significant improvements to ROA and ROE • • • Life is exciting. Let us help.

Shareholder Results • • 12% total shareholder return 6% dividend increase to $0.76(annual) in 1Q15 – 5% dividend increase to $0.80(annual) in 1Q16 2.7% dividend yield 4% increase in tangible book value – TBV/share: $17.84 2% increase in book value – BV/share: $28.64 • • • Life is exciting. Let us help.

Our Financial Goals and Objectives Life is exciting. Let us help. Positive operating leverage Loan growth Expense management Process improvement Competitive dividend Drive profitability Return on assets > 1.00% Return on equity > 10% Return on tangible equity >15% Efficiency ratio < 60%

The Power of Investment • • • Culture Vision Footprint Life is exciting. Let us help.